Exhibit 5.01

June 9, 2010

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Re: Google Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Google Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 198,693 shares of Class A Common Stock, par value $0.001 per share (the “Shares”), to be issued by the Company pursuant to the AdMob, Inc. 2006 Stock Plan and the UK Sub-Plan of the AdMob, Inc. 2006 Stock Plan (together, the “Plan”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have further received a letter dated June 9, 2010 from the Company representing to us that the Company has available for issuance a sufficient number of authorized shares to deliver the Shares under the Plan, and are relying on such representation.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Google Inc., p. 2

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ MICHAEL J. ALBANO
Michael J. Albano, a partner